EXHIBIT 99.1

Skyworks Media Relations: Pilar Barrigas (949) 231-3061	Skyworks Investor Relations: Thomas Schiller (949) 231-4700
Skyworks Updates Fourth Fiscal Quarter Business Outlook
     WOBURN, Mass., Oct. 10, 2005—Skyworks Solutions, Inc. (NASDAQ: SWKS), a global leader in analog, mixed signal and digital semiconductors for mobile communications applications, today announced that based upon preliminary review of its unaudited financial results, the company expects revenue for the fourth fiscal quarter ended September 30, 2005, to be approximately $190 million. This outlook is below the low end of the Company’s guidance of $194 million provided in July 2005, and consensus estimates of $198.7 million.
     Skyworks’ revised revenue guidance is a result of two factors: first, a one-time payment to a customer recorded against current period revenue; second, a late quarter demand shift away from hub/consigned products and toward highly integrated GPRS, EDGE and WCDMA front-end modules, which the Company was unable to support within the quarter given material and capacity constraints. Gross margin and operating income for the fourth fiscal quarter are expected to be impacted by the full amount of the change in revenue, due to the nature of the customer payment and the shift in product mix. As a result, operating income is expected to be in the range of $7 to $10 million.
     “We are obviously disappointed with our preliminary fourth fiscal quarter results and are taking aggressive steps to eliminate supply chain bottlenecks, ensuring our ability to fully capture shifting customer demand going forward,” said David J. Aldrich, Skyworks’ president and chief executive officer. “We believe the payment to a strategic customer is a good investment in our relationship and should benefit future periods. Meanwhile, we are experiencing recent order strength driven by the customer adoption of our newest front-end module solutions, Helios™ EDGE radios and family of linear products, which bodes well for accelerating growth and our ability to deliver on our commitment of expanding margins as we enter the December quarter.”
     The Company plans to report its fiscal fourth quarter and year-end earnings on November 2. At that time, management will hold its regular analyst conference call and provide more details on the quarter’s results and the guidance for the first fiscal quarter of 2006.

About Skyworks
     Skyworks Solutions, Inc. is a global leader in analog, mixed signal and digital semiconductors for mobile communications applications. The company’s power amplifiers, front-end modules, direct conversion transceivers and complete system solutions are at the heart of many of today’s leading-edge multimedia handsets, cellular base stations and wireless networking platforms. Skyworks also offers a portfolio of highly innovative linear products, supporting a diverse set of automotive, broadband, industrial and medical customers.
     Headquartered in Woburn, Mass., Skyworks is worldwide with engineering, manufacturing, sales and service facilities throughout Asia, Europe and North America. For more information, please visit the Skyworks Web site at: www.skyworksinc.com.
Safe Harbor Statement
     This news release includes “forward-looking statements” intended to qualify for the safe harbor from liability established by the Private Securities Litigation Reform Act of 1995. These forward-looking statements include information relating to future results of Skyworks (including certain projections and business trends). Forward-looking statements can often be identified by words such as “anticipates,” “expects,” “intends,” “believes,” “plans,” “may,” “will,” “continue,” similar expressions, and variations or negatives of these words. All such statements are subject to certain risks and uncertainties that could cause actual results to differ materially and adversely from those projected, and may affect our future operating results, financial position and cash flows.
     These risks and uncertainties include, but are not limited to: global economic and market conditions, such as the cyclical nature of the semiconductor industry and the markets addressed by the company’s and its customers’ products; demand for and market acceptance of new and existing products; the ability to develop, manufacture and market innovative products in a rapidly changing technological environment; the ability to compete with products and prices in an intensely competitive industry; product obsolescence; losses or curtailments of purchases from key customers or the timing of customer inventory adjustments; the timing of new product introductions; the availability and extent of utilization of raw materials, critical manufacturing equipment and manufacturing capacity; pricing pressures and other competitive factors; changes in product mix; fluctuations in manufacturing yields; the ability to continue to grow and maintain an intellectual property portfolio and obtain needed licenses from third parties; the ability to attract and retain qualified personnel; labor relations of the company, its customers and suppliers; economic, social and political conditions in the countries in which Skyworks, its customers or its suppliers operate, including security and health risks, possible disruptions in transportation networks and fluctuations in foreign currency exchange rates; and the uncertainties of litigation, as well as other risks and uncertainties, including but not limited to those detailed from time to time in the company’s filings with the Securities and Exchange Commission.
     These forward-looking statements are made only as of the date hereof, and the company undertakes no obligation to update or revise the forward-looking statements, whether as a result of new information, future events or otherwise.
Note to Editors: Skyworks and Skyworks Solutions are trademarks or registered trademarks of Skyworks Solutions, Inc. or its subsidiaries in the United States and in other countries. All other brands and names listed are trademarks of their respective companies.
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